FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2013 Results

Addison, Texas - (Business Wire) - Feb. 25, 2014 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the fourth quarter and the full year 2013, which ended on December 29, 2013.

Highlights of fourth quarter 2013 results include:

•	Total revenues increased 7.6% to $136.2 million;

•	Comparable restaurant sales increased 7.0% and comparable restaurant guest traffic increased 3.8% at Pollo Tropical;

•	Comparable restaurant sales decreased 2.9% and comparable restaurant guest traffic decreased 3.4% at Taco Cabana, negatively affected by unfavorable weather and a slowed remodeling schedule;

•	Two Company-owned Pollo Tropical restaurants and one Company-owned Taco Cabana restaurant were opened;

•
The fourth quarter 2013 included a pre-tax charge of $16.4 million, or $0.42 per share after tax, related to the early extinguishment of debt, resulting in a net loss of $5.6 million, or $0.22 per share (on a base of 24.3 million shares), compared to net income of $2.6 million, or $0.11 per share (on a base of 22.7 million shares), in the fourth quarter of 2012;

•
Adjusted net income increased $2.2 million to $4.9 million, or $0.20 per share, compared to adjusted net income of $2.7 million, or $0.12 per share, in the fourth quarter of 2012 (see non-GAAP reconciliation table below); and

•
Raised $135.3 million in net proceeds from an equity offering and secured a new $150 million senior secured revolving credit facility to reduce outstanding debt by $129.0 million to $71.0 million at quarter end and reduce the interest rate on the Company’s long-term borrowings from 8.88% to a weighted average rate of 2.25% at quarter end.

Highlights of the full year 2013 results include:

•	Revenues increased 8.2% to $551.3 million;

•	Comparable restaurant sales increased 5.9% and comparable guest traffic increased 2.7% at Pollo Tropical;

•	Comparable restaurant sales increased 0.5% and comparable guest traffic decreased 1.1% at Taco Cabana, negatively affected by unfavorable weather and a slowed remodeling schedule;

•	18 Company-owned restaurants were opened in 2013, including 12 Pollo Tropical and six Taco Cabana restaurants;

•
2013 net income increased $1.0 million to $9.3 million, or $0.39 per share (on a base of 23.3 million shares), compared to $8.3 million, or $0.35 per share (on a base of 22.9 million shares), in 2012; and

•	2013 adjusted net income increased $6.0 million to $20.2 million, or $0.84 per share, compared to $14.1 million in 2012, or $0.60 per share, in 2012 (see non-GAAP reconciliation table below).

Fiesta President and Chief Executive Officer Tim Taft commented, “The fourth quarter marked the completion of a transformative year at Fiesta and we are proud of the many accomplishments our teams have produced. Our quarterly financial results were solid in large part due to Pollo’s performance and, despite weather challenges at Taco Cabana, we significantly expanded restaurant-level EBITDA and increased adjusted EPS on a larger share base. We also completed the administrative transition from our former parent company 18 months ahead of the original schedule, reduced and refinanced our outstanding debt, and issued new equity.”

Taft continued, “Our development strategy is centered on aggressive expansion of Pollo Tropical westward while backfilling existing southeastern markets to achieve media efficiency. This year we will nearly double the number of Company-owned Pollo Tropical openings including restaurants across four Texas cities with a completely reworked prototype.  We are also introducing an elevated Taco Cabana concept in Atlanta named Cabana GrillTM that will feature an updated menu, softer color scheme, and new service model.”

Taft concluded, “I believe our management team of corporate and brand leaders have solidified Fiesta for ongoing, successful execution of our business plan.”

Fourth Quarter 2013 Financial Review
Consolidated Results
Total revenues increased 7.6% in the fourth quarter of 2013 to $136.2 million from $126.6 million in the fourth quarter of 2012. Restaurant sales in the fourth quarter of 2013 increased 7.6% to $135.5 million from $125.9 million in the fourth quarter of 2012 due to the opening of new Company-owned restaurants and comparable restaurant sales growth at Pollo Tropical, which was partially offset by a comparable restaurant sales decline at Taco Cabana due largely to unfavorable weather.

Cost of sales decreased as a percentage of restaurant sales in the fourth quarter of 2013 compared to the prior year period as supply chain management initiatives and modest price increases mitigated commodity cost increases.

Restaurant wages and related expenses improved as a percentage of restaurant sales in the fourth quarter of 2013 compared to the prior year period due primarily to the favorable impact of sales increases on fixed costs and lower medical and other benefits costs.

Other restaurant operating expenses increased slightly as a percentage of restaurant sales in the fourth quarter of 2013 compared to the prior year period due primarily to higher insurance costs. Pre-opening costs were $0.4 million compared to $0.6 million in the prior year period due to the timing of expenses for future openings. Rent expense increased as a percentage of restaurant sales as a consequence of new Company-owned restaurant openings and sale-leasebacks completed during the year.

Advertising expense decreased as a percentage of restaurant sales in the fourth quarter of 2013 compared to the prior year period due primarily to the timing of promotions and a reduction in advertising given adverse weather conditions.

General and administrative expenses increased $1.6 million to $12.6 million in the fourth quarter of 2013 from $11.1 million in the fourth quarter of 2012, due primarily to Fiesta employee additions and costs incurred related to completing the transition of various functions from the Company's former parent company, Carrols Restaurant Group, Inc.

Depreciation and amortization increased to $5.3 million in the fourth quarter of 2013 compared to $4.6 million in the prior year period. This increase was due to new Company-owned restaurant development as well as restaurant remodeling expenditures.

Interest expense decreased $1.5 million to $3.6 million in the fourth quarter of 2013 from $5.1 million in the fourth quarter 2012 due to the reduction in Fiesta’s outstanding debt and a lower interest rate on our borrowings under the new senior credit facility.

Loss on extinguishment of debt in the fourth quarter of 2013 of $16.4 million was related to the repurchase and redemption of the 8.875% Senior Secured Second Lien Notes due 2016, and included a write-off of $3.9 million in deferred financing costs and $12.5 million of debt redemption premiums, consent payments, additional interest and other fees.

The effective tax rate for 2013 decreased to 29.1% as compared to an effective tax rate for 2012 of 34.2%, due primarily to the effect of the Work Opportunity Tax Credit that was renewed in early 2013. The 2013 effective tax rate also includes the positive impacts of discrete items, which include the retroactive effect of renewing the 2012 Work Opportunity Tax Credit in 2013.

Net loss was $5.6 million, or $0.22 per share (on a base of 24.3 million shares), compared to net income of $2.6 million, or $0.11 per share (on a base of 22.7 million shares), in the fourth quarter of 2012. Net loss for the fourth quarter of 2013 included a pre-tax charge of $16.4 million, or $0.42 per share after tax, related to the early extinguishment of debt.

Brand Results
Pollo Tropical restaurant sales increased 16.7% to $65.5 million in the fourth quarter of 2013 from $56.1 million in the fourth quarter of 2012 due to a comparable restaurant sales increase of 7.0% along with a net increase in the number of Company-owned restaurants. This is the seventeenth consecutive quarter the brand has delivered comparable restaurant sales growth and, on a two year basis, fourth quarter comparable restaurant sales grew 15.3%. The growth in comparable restaurant sales resulted from a 3.8% increase in comparable restaurant guest traffic along with a 3.2% increase in average check. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased to $11.3 million in the fourth quarter of 2013 from $7.9 million in the fourth quarter of 2012.

Taco Cabana restaurant sales increased 0.4% to $70.1 million in the fourth quarter of 2013 from $69.8 million in the fourth quarter of 2012 due to a net increase in the number of Company-owned restaurants that was largely offset by a 2.9% decrease in comparable restaurant sales. Prior to this quarter, the brand has delivered thirteen consecutive quarters of comparable restaurant sales growth and, on a two year basis, fourth quarter comparable restaurant sales grew 3.9%. The decrease in comparable restaurant sales resulted from a decrease of 3.4% in comparable restaurant guest traffic due to unfavorable weather conditions in Texas and a strategic slow-down of the number of remodeled restaurants completed, partially offset by a 0.5% increase in average check. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, decreased to $5.6 million in the fourth quarter of 2013 from $5.9 million in the fourth quarter of 2012.

Full Year 2013 Financial Summary
Total revenues increased 8.2% to $551.3 million compared to $509.7 million in the prior year period, driven by comparable restaurant sales growth of 5.9% at Pollo Tropical and 0.5% at Taco Cabana. The growth in comparable restaurant sales resulted from an increase in comparable restaurant guest traffic of 2.7% at Pollo Tropical and an increase in average check of 3.2% at Pollo Tropical and 1.6% at Taco Cabana, partially offset by a decrease in comparable restaurant guest traffic of 1.1% at Taco Cabana.

Net income increased $1.0 million to $9.3 million, or $0.39 per share (on a base of 23.3 million shares), compared to $8.3 million, or $0.35 per share (on a base of 22.9 million shares), in 2012. Full year 2013 results included the negative impact of a pre-tax charge of $16.4 million related to the early extinguishment of debt, or $0.42 per share after tax. Full year 2012 results included the impact of the spin-off from Carrols on May 7, 2012, and related expenses, the establishment of a separate public company with a transitioning infrastructure and senior management team, and impairment charges primarily associated with the closure of Pollo Tropical restaurants in the New Jersey market.

Restaurant Development
During the fourth quarter of 2013, Fiesta opened two new Company-owned Pollo Tropical restaurants, one in the Atlanta market and one in the Tampa market, and one new Company-owned Taco Cabana restaurant in the Austin market. In addition, one international franchised Pollo Tropical restaurant in Panama was opened during the quarter.

As of December 29, 2013, the Company owned and operated 102 Pollo Tropical restaurants and 165 Taco Cabana restaurants and franchised 39 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, India, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic, and seven Taco Cabana restaurants in the U.S.

Refinancing and Public Offering of Common Stock
On November 20, 2013, the Company completed an underwritten public offering of its common stock, which included 3,078,336 shares of common stock issued and sold by the Company.

On December 11, 2013, the Company entered into a new senior secured revolving credit facility with a new syndicate of lenders, which provides for up to $150 million of revolving credit borrowings (including $15 million available for letters of credit).

The Company used the net proceeds of the equity offering and revolving credit borrowings under its new senior credit facility, to (i) repurchase and redeem all of its $200 million of 8.875% Senior Secured Second Lien Notes due 2016 and (ii) pay fees and expenses related to the transactions.

Investor Conference Call Today
Fiesta will host a conference call to review fourth quarter and full year 2013 results today at 4:30 PM ET. Hosting the call will be President and Chief Executive Officer Tim Taft and Vice President and Chief Financial Officer Lynn Schweinfurth.

The conference call can be accessed live over the phone by dialing 877-795-3604 or for international callers by dialing 719-325-4853. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 5697508. The replay will be available until Tuesday, March 4, 2014.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical®and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)

	(unaudited)
	Three months ended (a)		Twelve months ended (a)
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Revenues:
Restaurant sales	$135,545	$125,929	$548,980	$507,351
Franchise royalty revenues and fees	610	649	2,357	2,375
Total revenues	136,155	126,578	551,337	509,726
Costs and expenses:
Cost of sales	43,232	40,408	176,123	163,514
Restaurant wages and related expenses (b)	35,478	34,444	143,392	136,265
Restaurant rent expense (c)	7,150	6,174	26,849	21,595
Other restaurant operating expenses	17,235	15,694	69,021	63,813
Advertising expense	3,863	4,868	17,138	16,791
General and administrative expenses (b)(d)(e)	12,626	11,070	48,521	43,870
Depreciation and amortization (c)	5,258	4,575	20,375	18,278
Pre-opening costs	388	617	2,767	1,673
Impairment and other lease charges	(40)	223	199	7,039
Other income	—	(92)	(554)	(92)
Total costs and expenses	125,190	117,981	503,831	472,746
Income from operations	10,965	8,597	47,506	36,980
Interest expense (c)	3,568	5,090	18,043	24,424
Loss on extinguishment of debt (f)	16,411	—	16,411	—
Income (loss) before income taxes	(9,014)	3,507	13,052	12,556
Provision (benefit) for income taxes	(3,461)	945	3,795	4,289
Net income (loss)	$(5,553)	$2,562	$9,257	$8,267

Basic and diluted net income (loss) per share (g)	$(0.22)	$0.11	$0.39	$0.35

Basic and diluted weighted average common shares outstanding	24,322,025	22,748,241	23,271,431	22,890,018

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve month periods ended December 29, 2013 and December 30, 2012 included 13 and 52 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $0 and $2 for the three month periods ended December 29, 2013 and December 30, 2012, respectively, and $2 and $11 for the years ended December 29, 2013 and December 30, 2012, respectively. General and administrative expenses include stock-based compensation expense of $619 and $431 for the three month periods ended December 29, 2013 and December 30, 2012, respectively, and $2,296 and $2,025 for the years ended December 29, 2013 and December 30, 2012, respectively.

(c) Prior to the spin-off from Carrols Restaurant Group, Inc. ("Carrols"), certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties have been sold in qualifying sale-leaseback transactions. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $2.8 million higher, depreciation expense was $0.7 million lower, and interest expense was $3.9 million lower in the twelve month period ended December 29, 2013 as compared to the twelve month period ended December 30, 2012.

(d) General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses were for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under a transition services agreement) or third parties. The Company terminated the remaining services under the transition services agreement in December 2013.

(e) General and administrative expenses for the twelve months ended December 29, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in the offering. General and administrative expenses in the year ended December 30, 2012 include a charge of $0.6 million associated with announced retirements of the Executive Vice Presidents of both the Pollo Tropical and Taco Cabana brands effective January 31, 2013.

Fiesta Restaurant Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)

(f) In the year ended December 29, 2013, we commenced a tender offer and consent solicitation for all of our outstanding $200.0 million 8.875% Senior Secured Second Lien Notes due 2016 (the "Notes") and called for redemption of the Notes that were not validly tendered and accepted for payment in the tender offer. We recognized a loss on extinguishment of debt of $16.4 million in the fourth quarter of 2013 related to the repurchase and redemption of the Notes. The loss on extinguishment of debt includes the write-off of $3.9 million in deferred financing costs related to the Notes and $12.5 million of debt redemption premiums, consent payments, additional interest and other fees related to the redemption of the Notes.

(g) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2013.

Fiesta Restaurant Group, Inc. Condensed Consolidated Balance Sheet (in thousands)

	December 29, 2013	December 30, 2012

Assets
Cash	$10,978	$15,533
Other current assets	21,947	15,424
Property and equipment, net	144,527	126,516
Goodwill	123,484	123,484
Intangible assets, net	121	202
Deferred income taxes	12,046	13,101
Deferred financing costs, net	1,530	5,690
Other assets	4,152	3,779
Total assets	$318,785	$303,729

Liabilities and Stockholders' Equity
Current liabilities	$38,087	$41,278
Long-term debt, net of current portion	72,324	200,889
Lease financing obligations	1,657	3,029
Deferred income sale-leaseback of real estate	35,873	36,096
Other liabilities	12,538	11,933
Total liabilities	160,479	293,225
Stockholders' equity	158,306	10,504
Total liabilities and stockholders' equity	$318,785	$303,729

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Segment Revenues:
Pollo Tropical	$65,950	$56,535	$259,702	$229,343
Taco Cabana	70,205	70,043	291,635	280,383
Total revenues	136,155	126,578	551,337	509,726

Change in comparable restaurant sales: (a)
Pollo Tropical	7.0%	8.3%	5.9%	8.1%
Taco Cabana	(2.9)%	6.8%	0.5%	4.7%

Average Sales per Company-Owned Restaurant (b):
Pollo Tropical	$644	$623	$2,666	$2,538
Taco Cabana	426	432	1,783	1,768

Income (loss) before income taxes (c):
Pollo Tropical	$6,966	$3,425	$26,049	$13,051
Taco Cabana	431	104	3,414	(468)

Adjusted EBITDA (d):
Pollo Tropical	$11,251	$7,850	$43,738	$38,592
Taco Cabana	5,551	5,886	26,086	25,649

Restaurant-Level Adjusted EBITDA (d):
Pollo Tropical	$16,845	$12,723	$65,738	$57,094
Taco Cabana	11,354	11,003	47,954	46,617

Number of Company-Owned Restaurants:
Pollo Tropical	102	91	102	91
Taco Cabana	165	160	165	160
Total Company-owned restaurants	267	251	267	251

Company-Owned Restaurant Openings:
Pollo Tropical	2	1	12	5
Taco Cabana	1	2	6	5
Total new restaurant openings	3	3	18	10

Company-Owned Restaurant Closings:
Pollo Tropical	—	—	1	5
Taco Cabana	—	2	1	3
Net change in restaurants	3	1	16	2

Number of Franchised Restaurants:
Pollo Tropical	39	35	39	35
Taco Cabana	7	8	7	8
Total franchised restaurants	46	43	46	43

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b) Average sales for Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) The Company recognized a loss on extinguishment of debt of $16.4 million in the fourth quarter of 2013 related to the repurchase and redemption of its Notes. This loss was not allocated to the Pollo Tropical and Taco Cabana segments as the notes were issued by Fiesta Restaurant Group, Inc.

(d) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table on the following page of this release.

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands, except per share amounts):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, loss on extinguishment of debt, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees and general and administrative expenses (including corporate-level general and administrative expenses). Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA (both on a consolidated basis and on a segment basis) to net income (i) provides useful information (including at the restaurant level) about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$16,845	$12,723	$65,738	$57,094
Taco Cabana	11,354	11,003	47,954	46,617
Consolidated	28,199	23,726	113,692	103,711
Add:
Franchise royalty revenue and fees	610	649	2,357	2,375
Less:
General and administrative (excluding stock-based compensation expense of $619, $431, $2,296 and $2,025, respectively)	12,007	10,639	46,225	41,845
Adjusted EBITDA:
Pollo Tropical	11,251	7,850	43,738	38,592
Taco Cabana	5,551	5,886	26,086	25,649
Consolidated	16,802	13,736	69,824	64,241
Less:
Depreciation and amortization	5,258	4,575	20,375	18,278
Impairment and other lease charges	(40)	223	199	7,039
Interest expense	3,568	5,090	18,043	24,424
Loss on extinguishment of debt	16,411	—	16,411	—
Provision for income taxes	(3,461)	945	3,795	4,289
Stock-based compensation	619	433	2,298	2,036
Other income	—	(92)	(554)	(92)
Net income (loss)	$(5,553)	$2,562	$9,257	$8,267

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands, except per share amounts):

Adjusted net income and related adjusted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges, the impact of the qualification for sale-leaseback accounting (primarily upon the spin-off from Carrols) for certain leases previously accounted for as lease financing obligations, secondary offering expenses and loss on extinguishment of debt. Management believes that adjusted net income and related adjusted earnings per share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)				(unaudited)
	Three months ended				Twelve months ended
	December 29, 2013		December 30, 2012		December 29, 2013		December 30, 2012
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$(5,553)	$(0.22)	$2,562	$0.11	$9,257	$0.39	$8,267	$0.35
Add (each net of tax effect):
Impairment and other lease charges (a)	(26)	—	148	0.01	128	—	4,632	0.20
Qualification for sale leaseback accounting (b)	—	—	—	—	—	—	1,249	0.05
Secondary offering expenses (c)	—				272	0.01
Loss on extinguishment of debt (d)	10,521	0.42	—	—	10,521	0.44	—	—
Adjusted net income	$4,942	$0.20	$2,710	$0.12	$20,178	$0.84	$14,148	$0.60

(a) Impairment and other lease charges for the twelve months ended December 30, 2012 are primarily related to the closure of five Pollo Tropical restaurants in New Jersey in the first quarter of 2012. Impairment and other lease charges for each period are presented net of taxes of $(14), $76, $71 and $2,407 for the three and twelve months ended December 29, 2013 and December 30, 2012, respectively.

(b) Prior to the spin-off from Carrols Restaurant Group, Inc. ("Carrols"), certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties have been sold in qualifying sale-leaseback transactions. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $2.8 million higher, depreciation expense was $0.7 million lower, and interest expense was $3.9 million lower in the twelve month period ended December 29, 2013 as compared to the twelve month period ended December 30, 2012 and restaurant rent expense was $1.6 million and $4.4 million higher, depreciation expense was $0.5 million and $1.4 million lower and interest expense was $2.7 million and $7.1 million lower in the three and twelve months ended December 30, 2012, respectively, compared to the prior year periods.
The amounts reported as "qualification for sale leaseback accounting" represent the net increase in rent expense, decrease in depreciation expense and decrease in interest expense, that would have impacted net income had the leases been accounted for as operating leases for all periods presented, based on the deferred gain on sale-leaseback transactions calculated at the time of the spin-off, and had the five properties been owned for all periods presented. These amounts are shown net of taxes of $649 in the twelve months ended December 30, 2012. These amounts are included for comparative purposes only, and may not be indicative of what actual results would have been had the qualification for sale-leaseback accounting treatment of these leases (and the treatment of such leases as operating leases) occurred on the dates described above.

(c) Secondary offering expenses for the twelve months ended December 29, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in the offering. Secondary offering expenses are presented net of taxes of $153.

(d) The Company recognized a loss on extinguishment of debt of $16.4 million in the fourth quarter of 2013 related to the repurchase and redemption of its Notes. The loss on extinguishment of debt for the three and twelve months ended December 29, 2013 is presented net of taxes of $5,890.